EXHIBIT 10.2

EXECUTION COPY

INMET MINING CORPORATION

- AND -

LEUCADIA NATIONAL CORPORATION

- AND -

INMET FINANCE COMPANY SARL

NOTE PURCHASE AGREEMENT

November 29, 2010

TABLE OF CONTENTS
Article 1 - INTERPRETATION		1
1.1	Definitions	1
1.2	Headings	7
1.3	Extended Meanings	7
1.4	Currency	7

Article 2 - PURCHASE AND SALE		8
2.1	Purchase and Sale	8
2.2	Closing	9

Article 3 - REPRESENTATIONS AND WARRANTIES		9
3.1	Representations and Warranties of Leucadia.	9
3.2	Representations and Warranties of the Purchaser Parties	12
3.3	Survival of the Representations, Warranties and Covenants	15

Article 4 - CONDITIONS		15
4.1	Conditions for the Benefit of the Purchaser Parties	15
4.2	Conditions for the Benefit of Leucadia	17
4.3	Procedure for Satisfaction of the Conditions	19
4.4	Termination; Effect of Termination	19
4.5	Specific Performance	19

Article 5 - COVENANTS		20
5.1	Continued Securities Compliance	20
5.2	Tax Status	20

Article 6 - INDEMNIFICATION		20
6.1	Indemnity of Leucadia	20
6.2	Purchaser Parties’ Indemnities	20
6.3	Commissions	21
6.4	Exclusive Remedies	21
6.5	Limitation of Liability of Leucadia	21
6.6	Limitation of Liability of the Purchaser Parties	21
6.7	Notice of and Defence of Third Party Claims	22
6.8	Calculation of Damages	24
6.9	Mitigation	24
6.10	No Duplication	24
6.11	Tax Treatment of Indemnity Payments	24

Article 7 - GENERAL		24
7.1	Public Announcements and Confidential Information	24
7.2	Information for Reporting Requirements	25

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7.3	Further Assurances	25
7.4	Time of the Essence	26
7.5	Dispute Resolution	26
7.6	Fees and Expenses	26
7.7	Benefit of the Agreement	26
7.8	Invalidity of Provisions	26
7.9	Entire Agreement	26
7.10	Amendments and Waiver	27
7.11	Assignment	27
7.12	Notices	27
7.13	Guarantee by Inmet	28
7.14	Governing Law	28
7.15	Attornment	28
7.16	Counterparts and Faxed Signatures	29

THIS AGREEMENT made the 29th day of November, 2010;

B E T W E E N:

INMET MINING CORPORATION, a corporation incorporated under the laws of Canada (“Inmet”),

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LEUCADIA NATIONAL CORPORATION, a corporation incorporated under the laws of the State of New York, United States of America (“Leucadia”),

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INMET FINANCE COMPANY SARL (formerly IMUS LLC), a limited liability company existing under the laws of the Luxembourg

(“IFC”),

WHEREAS Leucadia is the holder of the Leucadia Note (as defined below);

AND WHEREAS IFC is a wholly-owned subsidiary of Inmet;

AND WHEREAS Leucadia desires to sell and IFC desires to purchase the Leucadia Note, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the Parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1                      Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” means as to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person;

“Agreement” means this agreement and all schedules attached to this agreement and all amendments, restatements or replacements made hereto by written agreement between the Parties;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, regulations, common law, judgments, notices, approvals, orders and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Body having or purporting to have authority over that Person, property, transaction or event (and (i) where used in respect of a representation or warranty, as in effect as of the date of the representation or warranty and (ii) where used in respect of a covenant, as in effect from time to time, in each case unless otherwise noted);

“Assets” means all assets (including Confidential Information), property interests, or rights of, held by or owned by any of the Las Cruces Companies (including all personal property, whether tangible or intangible, and real property, including chattels and fixtures);

“Books and Records” means all technical, financial, business, tax and employee books, records, files, papers, regulatory filings and returns and other books, records, files, papers and regulatory filings of the Las Cruces Companies in any form whatsoever (including written, printed, electronic or computer printout form), including lists of present customers, suppliers, consultants and employees, financial books and records of account, actuarial, tax and accounting information, recordings of geological and metallurgical data, reports, files, lists, drawings, plans, logs, briefs, customer and agency records, computer program documentation, medical records, data bases, employee data and records, deeds, certificates, contracts, surveys, title and legal opinions, records of payment, loan histories, investment asset documentation, evidences of mortgage insurance, written employment manuals and employment policies;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada; New York, New York; Amsterdam, the Netherlands, or Salt Lake City, Utah;

“BV I” means CLC Copper I B.V., a besloten vennootschap met beperkte aansprakelijkheid under the laws of the Netherlands;

“BV I Share Purchase Agreement” means the agreement to be entered into on the date hereof between Inmet, Leucadia and MK Resources providing for the purchase by Inmet of 16,349,535 shares in the capital of BV I;

“Canadian GAAP” means the accounting principles generally accepted in Canada, including, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated;

“Canadian Securities Laws” means the applicable securities laws of each of the provinces and territories of Canada, the respective regulations and rules made under those securities laws and the published policy statements of the Canadian securities regulatory authorities;

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code;

“Claim” means any claim for money damages or equitable relief arising out of a legal proceeding, and includes any cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

“CLC” means Cobre Las Cruces, S.A., a company incorporated under the laws of Spain;

“Closing” means the completion of the Transaction in accordance with this Agreement at the Time of Closing;

“Closing Date” means the fifth Business Day immediately following the date on which a Condition Satisfaction Period commences, provided that if that Condition Satisfaction Period terminates prior to such fifth Business Day, then the Closing Date shall be determined with reference to the Condition Satisfaction Period next occurring, or such earlier or later date as may be agreed upon in writing by the Parties;

“Code” means the Internal Revenue Code of 1986;

“Condition Satisfaction Period” means any period of time commencing on the date on which each of the conditions set out in Sections 4.1 or 4.2 of this Agreement has been and continues to remain satisfied or, if not satisfied, has been waived by the Party or Parties for whose benefit such unsatisfied condition exists, and terminating on the date on which any of such conditions not so waived ceases to be satisfied (unless prior to the time such condition ceases to be satisfied, it has been waived by the Party benefiting therefrom);

“Confidential Information” means all information, regardless of its form, relating to the Project, the Las Cruces Companies or the Assets, including reports, results, maps, charts, strategic plans and other data, whether in oral, written or electronic form and whether or not stated or noted to be confidential, other than information which is or becomes available to the public without breach of the provisions of this Agreement;

“Contract” means any written or oral contract, agreement, lease, arrangement or commitment, including any benefit plan, to which any of the Las Cruces Companies is a party or by which any of them is or their respective assets are bound;

“Control” means:

(a)
when applied to the relationship between a Person and a Corporation, the beneficial ownership by such Person at the relevant time of shares of such Corporation carrying either at least 50% of the voting rights ordinarily exercisable at meetings of shareholders of such Corporation or the percentage of voting rights ordinarily exercisable at meetings of shareholders of such Corporation that are sufficient to elect a majority of the directors of such Corporation; and

(b)
when applied to the relationship between a Person and a partnership or joint venture, the beneficial ownership by such Person at the relevant time of more than 50% of the ownership interests of the partnership or joint venture in circumstances where it can reasonably be expected that such Person directs the affairs of the partnership or joint venture;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person (the “first-mentioned Person”) who Controls a Corporation, partnership or joint venture (the “second-mentioned Person”) shall be deemed to Control:  (i) a Corporation, partnership or a joint venture (the “third-mentioned Person”) which is Controlled by the second-mentioned Person, (ii) a Corporation, partnership or joint venture which is controlled by the third-mentioned Person and (iii) so on;

“Corporation” means a corporation, an incorporated company, a limited liability company, a besloten vennootschap met beperkte aansprakelijkheid or naamloze vennootschap under Dutch law, or a Sociedad Anónima,  Sociedad Limitada or asociación under Spanish law;

“Governmental Body” means the European Union or any agency thereof, or any national, state, regional, municipal or local governmental department, commission, board, bureau, agency, authority or instrumentality of Spain, the Netherlands, Canada, the United States or any political subdivision thereof, and any Person exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

“IFC Cash Consideration” means $150,000,000 to be paid to Leucadia as partial consideration for the Leucadia Note;

“Inmet Common Share Reorganization” has the meaning attributed to such term in Section 2.1(3);

“IFC Consideration” means the Inmet Consideration Shares and the IFC Cash Consideration;

“Inmet Consideration Shares” has the meaning attributed to such term in Section 2.1(2);

“Inmet Public Record” on any date, means all documents filed by Inmet with the Ontario Securities Commission or any other Canadian securities regulatory authorities which would be required to be incorporated by reference in a short-form prospectus of Inmet filed on that date pursuant to National Instrument 44-101 of the Canadian securities regulatory authorities;

“Knowledge of Leucadia” means the knowledge, after due inquiry, of Thomas E. Mara;

“Knowledge of the Purchaser Parties” means the knowledge, after due inquiry, of the officers and senior management of Inmet and IFC;

“Las Cruces Companies” means BV I, CLC Copper II B.V. and CLC;

“Leucadia Guarantee” means the guarantee dated as of July 30, 2009 by Leucadia as guarantor in favour of IFC as lender;

“Leucadia Note” means the CLC Copper I B.V. Second Amended and Restated Promissory Note dated June 1, 2010 in favour of Leucadia in an outstanding principal amount of €130,790,718.18 (US$172,970,724.79) as at the date hereof;

“Lien” means (i) any security interest, mortgage, pledge, prohibition, injunction, lien, charge or other encumbrance of any kind, or any prior assignment, option, claim, promise to contract, or interest of any kind, upon any property or assets, or upon the income or profits therefrom; (ii) any acquisition of or option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including any capital lease); or (iii) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse;

“Loss” means any loss, liability, damage, cost or expense suffered or incurred, including the costs and expenses of any assessment, judgment, settlement or compromise relating thereto and, fees and expenses of lawyers and other professionals acting on behalf of the Party recovering its Loss, net of recoveries and associated tax benefits, and excluding any incidental, indirect, special or punitive damages;

“Loss Payment” means the amount of any Loss required to be paid by an Indemnifying Party under this Agreement;

“Material Adverse Change” means a material adverse change in, or a material adverse effect upon, the business, operations, prospects, assets, liabilities or financial condition of Inmet on a consolidated basis, as the case may be, excluding any change or effect caused by or resulting from or attributable to (i) conditions in the global economy or securities markets in general; (ii) developments affecting the worldwide base metal mining industry in general which do not have a materially disproportionate effect on Inmet on a consolidated basis, as the case may be; (iii) changes in the price of copper; or (iv) changes in currency exchange rates;

“Members of the Inmet Group” means Inmet and its Affiliates from time to time;

“Members of the Leucadia Group” means Leucadia and its Affiliates from time to time;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Party Group” means, respectively, Leucadia and the Purchaser Parties;

“Person” means an individual, a partnership, a limited partnership, a joint venture, a syndicate, a Corporation, a Governmental Body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing “Person” have similar meaning;

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code;

“Project” means the Las Cruces high-grade copper deposit identified by “Las Cruces” mining concession No. 7532-A and located in the autonomous region of Andalusia, Spain;

“Purchaser Parties” means Inmet and IFC;

“Registration Rights Agreement” means the registration rights agreement dated August 22, 2005 by and among Inmet, Leucadia and MK Resources;

“SEC” means the U.S. Securities and Exchange Commission;

“Shareholders Agreement” means the third amended and restated Las Cruces Project Shareholders Agreement dated July 22, 2009 between Inmet, Inmet Finland OY, Inmet Cobre España, S.A., IFC, Leucadia, MK Resources, BV I and CLC Copper II B.V.;

“Subscription Agreement” means the subscription agreement dated March 31, 2010 providing for the subscription for and issue of subscription receipts between Inmet, Ellington Investments Pte Ltd. as subscriber and CIBC Mellon Trust Company as subscription receipt agent;

“Taxes” means (i) all taxes, levies, duties, imposts, mining licenses, fees, deductions, charges or withholdings of any kind whatsoever including national and municipal patents, sales, gross or net income, receipts, value added, use, ad valorem, transfer, franchise, payroll, capital, excise, goods and services, property or windfall profit taxes, stamp or similar documentary charges, customs duties, health and social security contributions, employment insurance premiums and any other withholdings or deductions relating to employees and all liabilities with respect thereto, including any interest, fines, penalties, surtaxes, charges, additions to tax or additional amounts and loss of relief in respect of any of the foregoing, imposed by any taxing or social security authority, body or instrumentality (whether Spanish, Dutch or foreign) upon the Las Cruces Companies or Inmet, as the case may be, and/or (ii) any liability of the Las Cruces Companies or Inmet, as the case may be, for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined tax group;

“Termination Date” means January 31, 2011, subject to the right of either Party to postpone the Termination Date on no more than two occasions by a period of 30 days if (A) the Toronto Stock Exchange has not approved the listing of the Inmet Consideration Shares or (B) the transfer of the Purchased Shares is delayed, provided that the Party seeking to postpone the Termination Date is not the cause of such delay;

“Third Party” means any Person other than a Party and its Affiliates;

“Third Party Claim” means any Claim asserted by a Third Party against the Purchaser Parties or Leucadia, as the case may be;

“Time of Closing” means 10:00 a.m. (Eastern Standard Time) on the Closing Date or such other time as shall be mutually agreed to among the Parties;

“Transaction” means the sale of the Leucadia Note by Leucadia to IFC in exchange for the IFC Consideration pursuant to the terms of this Agreement;

“Transaction Documents” means: (i) this Agreement, (ii) the BV I Share Purchase Agreement, (iii) all agreements and instruments entered into or to be entered into pursuant to this Agreement and the BV I Share Purchase Agreement, and (iv) all agreements and instruments entered into or to be entered into by one or more of the Parties with any Member of the Inmet Group or any Member of the Leucadia Group relating to the transactions contemplated by this Agreement;

“U.S. Dollars” and the symbol “$” means lawful money of the United States of America;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means United States federal securities laws;

1.2                   Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3                   Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa.  The term “including” as used herein means “including without limiting the generality of the foregoing”.

1.4                   Currency

Unless otherwise indicated, all references to currency herein are to U.S. Dollars.

ARTICLE 2 - PURCHASE AND SALE

2.1                  Purchase and Sale

(1)      Leucadia agrees to sell and IFC agrees to purchase the Leucadia Note at the Time of Closing, free and clear of all Liens.

(2)      In consideration for the Leucadia Note, Inmet shall issue from treasury to Leucadia 378,837 previously unissued Inmet common shares (as such amount may be adjusted pursuant to Section 2.1(4)), the “Inmet Consideration Shares”) and IFC shall pay to Leucadia the IFC Cash Consideration.

(3)      If at any time prior to the Time of Closing, Inmet shall:

(a)	subdivide the Inmet common shares into a greater number of shares;

(b)	consolidate the Inmet common shares into a lesser number of shares;

(c)
make a distribution to the holders of all or substantially all of the Inmet common shares of additional Inmet common shares or securities exchangeable for or convertible into Inmet common shares (excluding shares issued in the ordinary course pursuant to employment compensation plans);

(d)	otherwise change the number of Inmet common shares outstanding by reason of a reclassification, recapitalization, exchange of shares or similar event;

(any such event being herein called an “Inmet Common Share Reorganization”), the number of Inmet Consideration Shares shall be adjusted in accordance with Section 2.1(4).

(4)      If an Inmet Common Share Reorganization occurs, and each time an Inmet Common Share Reorganization occurs, the number of Inmet Consideration Shares provided for by this Agreement immediately prior to giving effect to the Inmet Common Share Reorganization shall be multiplied by a fraction of which:

(a)
the numerator shall be the number of Inmet common shares that are (or will be) outstanding immediately after giving effect to the Inmet Common Share Reorganization (ignoring for this purpose the Inmet Consideration Shares), including in the case of a distribution of securities exchangeable for or convertible into Inmet common shares, the number of Inmet common shares that would be outstanding if such securities had been exchanged or converted into Inmet common shares; and

(b)	the denominator shall be the number of Inmet common shares outstanding immediately prior to giving effect to the Inmet Common Share Reorganization.

2.2                  Closing

(1)      Except as provided in Section 2.2(2)(i) below, the sale and purchase of the Leucadia Note shall be completed at the Time of Closing at the offices of Torys LLP in Toronto, Ontario.

(2)      At Closing, Leucadia shall assign the Leucadia Note to IFC, and (i) Inmet shall deliver to Leucadia share certificates representing the Inmet Consideration Shares registered in the name of Leucadia or as Leucadia may direct, and (ii) IFC shall deliver to Leucadia the IFC Cash Consideration by electronic transfer of immediately available funds to an account to be notified by Leucadia to IFC.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1                  Representations and Warranties of Leucadia.

In order to induce Inmet to enter into this Agreement, Leucadia represents and warrants to the Purchaser Parties (and acknowledges that the Purchaser Parties are relying on these representations and warranties in connection with the execution of this Agreement and the transactions contemplated hereby) that:

(1)      Due Incorporation.  Leucadia has been duly incorporated and organized under the laws of the jurisdiction in which it is incorporated, validly exists thereunder and is in good standing, if applicable, under the Applicable Law governing its existence.

(2)      Due Authorization.  Leucadia has the necessary corporate power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.  The execution and delivery of the Transaction Documents to which it is a party by Leucadia and the performance of its obligations thereunder have been duly authorized by all necessary corporate actions on its part.  Such execution, delivery and performance by Leucadia do not require any consent of, or notification to, any Person, or any action, consent or notification under any Applicable Law which has not already been, or will not by the Time of Closing have been, obtained or made.

(3)      Enforceability.  The Transaction Documents have been, or will be on or prior to the Time of Closing, duly executed and delivered by Leucadia and, assuming due authorization, execution and delivery thereof by the other parties thereto other than Leucadia, constitute, or will constitute, valid and binding obligations of Leucadia enforceable against it (to the extent that it is a party thereto) in accordance with their respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other Applicable Law, now or later in effect, affecting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(4)      No Bankruptcy.  There has not been any petition or application filed by Leucadia or, to the Knowledge of Leucadia, a Third Party, or any proceeding commenced which has not been discharged, by or, to the Knowledge of Leucadia, against Leucadia or with respect to or affecting any assets of Leucadia under any Applicable Law, relating to bankruptcy, insolvency, readjustment of debt or creditors’ rights; Leucadia is able to meet its obligations as they generally become due, and no assignment has been made by Leucadia for the benefit of creditors.

(5)      No Dissolution.  No meeting has been convened or resolution or petition proposed or order made for Leucadia to be wound up or dissolved.

(6)      Right to Transfer Leucadia Note.  Leucadia is the sole holder of the Leucadia Note and has good and marketable title thereto.  The Leucadia Note is not subject to any Lien, and at the Time of Closing will not be subject to any Lien.  There are no agreements or restrictions which in any way limit the transfer to IFC of the Leucadia Note.  At the Time of Closing, Leucadia will have full legal right, power and authority to transfer the Leucadia Note to IFC free of Liens.

(7)      No Options.  There is no:

(a)
outstanding subscription, right, option, warrant, call, commitment or agreement (other than this Agreement) which obliges Leucadia to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Leucadia Note or any interest therein; or

(b)	right of pre-emption, right or obligation to acquire, redeem or convert, over or affecting the Leucadia Note,

and the Leucadia has not agreed to give, create or enter into any of the foregoing.

(8)      Leucadia Note.  No Person has any agreement or option or any right or privilege (whether by law or contract) capable of becoming an agreement or option for the acquisition of any interest in the Leucadia Note (other than Inmet pursuant to this Agreement).

(9)      Non-Violation.  The execution and delivery by Leucadia of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not or will not, as applicable, (i) conflict with, violate, result in a breach of, or constitute a default under any provision of the certificate of incorporation or articles, by-laws or other organizational documents of Leucadia, (ii) violate, conflict with or result in the breach, termination or modification of, or otherwise give any other Person the right to terminate, or constitute a default under, with or without notice, the lapse of time or both, or cause the acceleration of any obligation under, the terms of any agreement or instrument to which Leucadia is a party or by which it or its properties or other assets may be bound, (iii) result in the creation of any Lien upon the Leucadia Note, or (iv) violate any Applicable Law applicable to Leucadia or the Leucadia Note.

(10)    Litigation.  To the Knowledge of Leucadia, there are (i) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Leucadia Note.

(11)    Acquisition of Inmet Consideration Shares.  Leucadia understands and acknowledges that the issuance and sale of the Inmet Consideration Shares has not been registered under the U.S. Securities Act and, unless an exemption from registration is available, none of the Inmet Consideration Shares may be offered or sold within the United States.  Leucadia is an Accredited Investor (as that term is defined in Rule 501(a)(3) of Regulation D of the U.S. Securities Act) and is acquiring the Inmet Consideration Shares as principal for its own account, not for the benefit of any other person, for investment purposes only and not with any current view to any resale, distribution, or other disposition thereof in violation of any U.S. Securities Laws or Canadian Securities Laws.  Leucadia agrees that it will not offer, sell or otherwise transfer or pledge any of the Inmet Consideration Shares (other than pursuant to an effective registration statement under the U.S. Securities Act) unless (i) the sale is to Inmet, (ii) the sale is made outside the United States in accordance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations, or (iii) the sale is made pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder or is otherwise exempt from U.S. registration (and in such case Leucadia shall provide Inmet with an opinion of counsel reasonably acceptable to Inmet).  Leucadia understands and acknowledges that the Inmet Consideration Shares are “restricted securities” as defined in Rule 144 of the U.S. Securities Act.  Leucadia acknowledges that (a) it has reviewed the Inmet Public Record and has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Inmet concerning the terms and conditions of the offering of the Inmet Consideration Shares and (ii) to obtain such additional information which Inmet possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Inmet Public Record and that it has considered necessary in connection with its decision to acquire the Inmet Consideration Shares (and for that purpose has requested and received the representations and warranties of Inmet provided in this Agreement) and (b) it is not acquiring the Inmet Consideration Shares as a result of any general solicitation or general advertising, as those terms are used in Regulation D under the U.S. Securities Act including, without limitation, advertisements, articles, notices and other communications published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.2                  Representations and Warranties of the Purchaser Parties

In order to induce Leucadia to enter into this Agreement each of the Purchaser Parties jointly and severally represents and warrants to Leucadia (and acknowledges that Leucadia is relying on these representations and warranties in connection with the execution of this Agreement and the transactions contemplated hereby) that:

(1)      Due Incorporation.  Each of the Purchaser Parties is organized under the laws of its jurisdiction of existence and validly exists thereunder.  Each of the Purchaser Parties is duly qualified to carry on its business and is in good standing, if applicable, in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, except where the failure to be so qualified individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change, and has all requisite power and authority to carry on its business and to own, lease and operate its property and assets.

(2)      Due Authorization.  Each of the Purchaser Parties has the necessary corporate power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.  The execution and delivery of the Transaction Documents to which it is a party by each of the Purchaser Parties and the performance of its obligations thereunder have been duly authorized by all necessary corporate actions on its part, provided the execution and delivery of this Agreement by IFC is subject to confirmation and ratification by the board of directors of IFC.  Such execution, delivery and performance by each of the Purchaser Parties do not require any consent of, or notification to, any Person, or any action, consent or notification under any Applicable Law which has not already been, or will not by the Time of Closing have been, obtained or made.

(3)      Enforceability.  The Transaction Documents to which each of the Purchaser Parties is a party have been or will be, as applicable, duly executed and delivered by each of the Purchaser Parties and constitute, or will constitute when executed and delivered by each of the Purchaser Parties and by the other parties thereto, valid and binding obligations of each of the Purchaser Parties enforceable against each of the Purchaser Parties that are parties thereto in accordance with their respective terms, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other Applicable Law, now or later in effect, affecting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(4)      No Bankruptcy.  There has not been any petition or application filed by a Purchaser Party or any proceeding commenced which has not been discharged, by a Purchaser Party or, to the Knowledge of the Purchaser Parties, against a Purchaser Party, or with respect to or affecting any assets of a Purchaser Party under any Applicable Law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by a Purchaser Party for the benefit of creditors.

(5)      No Dissolution.  No meeting has been convened or resolution proposed or petition proposed or order made for a Purchaser Party to be wound up or dissolved.

(6)      Non-Violation.  The execution and delivery by each of the Purchaser Parties of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, (i) conflict with, violate, result in a breach of, or constitute a default under any provision of the articles or by-laws of the Purchaser Parties, (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other Person the right to terminate, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any agreement or instrument to which any of the Purchaser Parties is a party or by which its properties or other assets may be bound, or give any Person the right to increase the obligations of the Purchaser Parties or (iii) violate any Applicable Law applicable to the Purchaser Parties, other than, in the cases of clauses (ii) or (iii), any such violations, conflicts, breaches, terminations, modifications, defaults, accelerations or obligations that individually or in the aggregate have not, and would not reasonably be expected to, result in a Material Adverse Change.

(7)      Capital.  The authorized capital of Inmet consists of an unlimited number of common shares, an unlimited number of preference shares and an unlimited number of subordinate voting participating shares, of which 56,106,642 common shares (and no preference shares or subordinate voting participating shares) were issued and outstanding as fully paid and non-assessable on November 26, 2010.

(8)      No Obligations to Issue Securities.  No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of Inmet, other than conditionally pursuant to the Subscription Agreement and other than stock options, deferred share units, or other rights granted pursuant to employment compensation plans.

(9)      No Material Adverse Change.  Except as disclosed in the Inmet Public Record as of the date of this Agreement, there has been no Material Adverse Change since December 31, 2009.

(10)      Inmet Consideration Shares.

(a)
All necessary corporate action and other necessary steps and proceedings have been taken or will have been taken at or prior to the Time of Closing by Inmet so as to validly issue the Inmet Consideration Shares to Leucadia at the Time of Closing.

(b)
Upon issue, the Inmet Consideration Shares will be validly issued and outstanding as fully paid and non-assessable shares registered in the name of Leucadia, free and clear of all trading restrictions in Canada (except for the four-month hold period imposed by the operation of Canadian Securities Laws).  Leucadia will have good and registrable title to the Inmet Consideration Shares, free of Liens.

(c)
Assuming the truth of the representations set forth in Section 3.1(11), the offer and sale of the Inmet Consideration Shares under this Agreement are exempt from registration under U.S. Securities Laws and exempt from the prospectus and registration requirements under Canadian Securities Laws.

(11)      Inmet Public Disclosure and Regulatory Compliance.

(a)
Inmet is, and for more than four months preceding the date hereof, it has been, a reporting issuer in good standing within the meaning of the Securities Act (Ontario) and the other applicable Canadian Securities Laws and, and Inmet is not, and for more than four months preceding the date hereof, it has not been, in default of any requirement of the Securities Act (Ontario) or the regulations thereunder and the other applicable Canadian Securities Laws.  Without limiting the foregoing, Inmet has filed with the Canadian securities regulatory authorities on a timely basis all forms, reports and documents required to be filed by it under Canadian Securities Laws.

(b)
The Inmet Public Record documents filed by Inmet with the Ontario Securities Commission and the other Canadian securities regulatory authorities complied, at the time of their filing, with the requirements of the Securities Act (Ontario) and all other Canadian Securities Laws and all the information and statements contained therein were at the respective times of filing thereof true and correct and contained no misrepresentation (as defined in the Securities Act (Ontario).  There is no disclosure required by Canadian Securities Laws with respect to Inmet which has not been made, and no confidential disclosure has been made by or on behalf of Inmet under any Canadian Securities Laws.

(c)	Inmet is in full compliance with all material requirements of the Toronto Stock Exchange applicable to listed companies.

(d)	The consolidated audited financial statements of Inmet contained in its 2009 Annual Report including the notes thereto, were prepared in accordance with Canadian GAAP consistently applied throughout the periods covered thereby and, subject to annual year end adjustments in the case of the unaudited interim financial statements, present fairly in all material respects the financial position of Inmet as at the date thereof and the results of its operations and cash flow for the periods covered thereby.

(e)	No order suspending trading of Inmet securities has been issued or is pending or, to the Knowledge of Inmet, threatened.

(12)      Absence of Undisclosed Liabilities.  Inmet has no liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise), other than (i) those reflected in the Inmet Public Record, and (ii) those incurred since December 31, 2009 in the ordinary course of business.

(13)      Tax Status.  Inmet has not been advised and is not aware that it is either a PFIC or CFC.

3.3                    Survival of the Representations, Warranties and Covenants

(1)        The representations and warranties set forth in Sections 3.1 and 3.2 shall each, from the Closing Date, survive the transactions herein provided for as follows:

(a)	the representations and warranties set out in Sections 3.1(1) to 3.1(7), 3.2(1) to 3.2(5), 3.2(7), 3.2(8) and 3.2(10) shall survive indefinitely and shall be of unlimited duration;

(b)
any representations or warranties that prove to be false as a result of any fraudulent misrepresentation made by the Person giving such representation or warranty shall survive indefinitely and shall be of unlimited duration; and

(c)	the remaining representations and warranties set forth in Sections 3.1 and 3.2 shall continue in full force and effect for a period of eighteen months from the Closing Date.

(2)           The covenants of the Leucadia and the Purchaser Parties set out in this Agreement shall survive the transactions herein provided for and notwithstanding such completion shall continue in full force and effect in accordance with the terms thereof to the extent necessary to give commercial effect thereto.

ARTICLE 4 - CONDITIONS

4.1                    Conditions for the Benefit of the Purchaser Parties

(1)        The sale by Leucadia and the purchase by IFC of the Leucadia Note is subject to the following conditions which are for the exclusive benefit of the

Purchaser Parties to be performed or complied with at or prior to the Time of Closing:

(a)
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by this Agreement;

(b)
each of the representations and warranties of the Leucadia in this Agreement shall be true and correct in all material respects (except those representations and warranties set out in Sections 3.1(1), 3.1(4), 3.1(5), 3.1(6), 3.1(7) and 3.1(8), which shall be true and correct without qualification) as of the Time of Closing as though made at and as of the Time of Closing (except to the extent such representations and warranties speak as of an earlier date);

(c)
Leucadia shall have performed or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing;

(d)
the Purchaser Parties shall be furnished with such certificates or other instruments of Leucadia or of officers thereof as the Purchaser Parties or their counsel may reasonably think necessary in order to establish that the conditions in Sections 4.1(b) and 4.1(c) have been satisfied;

(e)
Leucadia and other applicable Members of the Leucadia Group shall have provided full releases releasing each of the applicable Las Cruces Companies from all claims arising from any cause, matter or thing arising in respect of any of the Las Cruces Companies at or prior to the Time of Closing and terminating all Contracts between any of the Las Cruces Companies and any Member of the Leucadia Group;

(f)	the purchase by Inmet of the BV I shares shall be completed at the Closing Time in accordance with the terms of the BV I Share Purchase Agreement;

(g)	the Shareholders Agreement shall be terminated by all parties thereto effective as of the Closing Time and the Members of the Inmet Group shall be relieved of all liability thereunder;

(h)	all necessary steps and proceedings shall have been taken to permit the Leucadia Note to be duly assigned to IFC;

(i)
Members of the Leucadia Group shall, at their option, either (i) have delivered to the office of Inmet or as directed by it, all copies of Books and Records and all data, in each case, of the Las Cruces Companies (or of Leucadia relating to the Project to the extent Leucadia has records or data not also in the possession of the Las Cruces Companies) relating to the Project, in written or electronic form, in their possession or control consisting of, or based on, Confidential Information (other than information generated by Leucadia or received by Leucadia with respect to evaluations of offers relating to the Project or the Las Cruces Companies) and a senior officer of Leucadia shall have provided to Inmet a certificate to this effect, or (ii) have undertaken in writing and made arrangements satisfactory to Inmet, acting in a commercially reasonable manner, to complete such deliveries no later than thirty (30) days after the Closing Date; provided that Leucadia may retain copies of any such information provided to the members of the Board of Directors of Inmet or reasonably necessary to support Leucadia’s accounting for its investment in the Project.

(2)        If any term, covenant or condition to be performed, satisfied or complied with by Leucadia for the benefit of the Purchaser Parties shall not have been performed, satisfied or complied with in all material respects by the Termination Date, and such failure to perform, satisfy or comply would give rise to the failure of any of the conditions set forth in Section 4.1(1). The Purchaser Parties may, without limiting any other right that it may have, at their sole option:

(a)	terminate this Agreement by notice to Leucadia and, in such event, each of the Purchaser Parties shall be released from all obligations hereunder; or

(b)
waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of termination in the event of non-performance of any other term, covenant or condition in whole or in part.

4.2                    Conditions for the Benefit of Leucadia

(1)        The sale by Leucadia and the purchase by IFC of the Leucadia Note is subject to the following conditions which are for the exclusive benefit of Leucadia to be performed or complied with at or prior to the Time of Closing:

(a)
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by this Agreement;

(b)
the Toronto Stock Exchange shall have approved the listing of the Inmet Consideration Shares, and at the Time of Closing, the Inmet Consideration Shares shall be listed and posted for trading on the Toronto Stock Exchange;

(c)	no Material Adverse Change shall have occurred since December 31, 2009;

(d)	each of the representations and warranties of the Purchaser Parties forth in this Agreement shall be true and correct in all material respects (except those representations and warranties set out in Sections 3.2(1), 3.2(4), 3.2(5) and 3.2(10), which shall be true and correct without qualification) as of the Time of Closing as though made at and as of the Time of Closing (except to the extent such representations and warranties speak as of an earlier date);

(e)
the Purchaser Parties shall have performed or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Time of Closing;

(f)
the Purchaser Parties shall have provided to Leucadia such certificates, affidavits or statutory declarations of the Purchaser Parties or of officers of the Purchaser Parties as Leucadia or its counsel may reasonably think necessary in order to establish that the conditions in Sections 4.2(1)(d) and 4.2(1)(e) have been satisfied;

(g)
the applicable Las Cruces Companies and Inmet in respect of the Las Cruces Companies shall have provided full releases releasing each applicable Member of the Leucadia Group from all claims arising from any cause, matter or thing arising in respect of any of the Las Cruces Companies at or prior to the Time of Closing and terminating all Contracts between any of the Las Cruces Companies and any Member of the Leucadia Group;

(h)	the purchase by Inmet of the BV I shares shall be completed at the Closing Time in accordance with the terms of the BV I Share Purchase Agreement;

(i)	the Registration Rights Agreement shall be amended effective as of the Closing Time to provide that the Inmet Consideration Shares shall be Eligible Securities as defined therein;

(j)	the Leucadia Guarantee shall be terminated effective as of the Closing Time and Leucadia shall be relieved of all liability thereunder;

(k)	the Shareholders Agreement shall be terminated by all parties thereto effective as of the Closing Time and the Members of the Leucadia Group shall be relieved of all liability thereunder;

(l)	all necessary steps and proceedings shall have been taken to permit the Inmet Consideration Shares to be duly issued to and registered in the name of Leucadia; and

(m)
Inmet shall have delivered to Leucadia a favourable opinion of counsel to Inmet as to matters governed by the laws of Canada (including, without limitation, as to the free tradability of the Inmet Consideration Shares after the four-month hold period) and in form and substance acceptable to Leucadia, acting reasonably and in good faith;

(2)        If any term, covenant or condition to be performed, satisfied or complied with by the Purchaser Parties for the benefit of Leucadia shall not have been performed or complied with in all material respects by the Termination Date, and such failure to perform, satisfy or comply would give rise to the failure of any of the conditions set forth in Section 4.1(1), Leucadia may, without limiting any other right that they may have, at their sole option, either:

(a)	terminate this Agreement by notice to the Purchaser Parties and, in such event, Leucadia shall be released from all obligations hereunder; or

(b)
waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of their rights of termination in the event of non-performance of any other term, covenant or condition in whole or in part.

4.3                    Procedure for Satisfaction of the Conditions

                      Each of the Parties undertakes to use all commercially reasonable endeavours to ensure the satisfaction of the conditions set out in Sections 4.1 and 4.2 over which it has control as promptly as possible.

4.4                    Termination; Effect of Termination

(1)        If the Closing Date does not occur on or before the Termination Date this Agreement shall automatically terminate at 11:59 p.m. (Eastern Standard Time) on the Termination Date.

(2)        If Inmet enters into, or agrees to enter into any amalgamation, merger, plan of arrangement, or other business combination or similar transaction which would reasonably be expected to result in a Material Adverse Change, Leucadia may, without limiting any other right that they may have, at their sole option, terminate this Agreement by notice to Inmet and, in such event, Leucadia shall be released from all obligations hereunder.

(3)        In the event of the termination of this Agreement as provided under this Section 4.4, Sections 4.1(2)(a) or 4.2(2)(a), this Agreement shall forthwith become null and void, except for Sections 7.1 (other than 7.1(1) and 7.6 of this Agreement, which shall survive after the termination.

4.5                    Specific Performance

In the event of any actual or threatened breach by any of the Parties of any of the covenants or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any other rights and remedies at law or in equity, subject to Section 6.4. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

ARTICLE 5 - COVENANTS

5.1                    Continued Securities Compliance

Inmet will use its commercially reasonable efforts to maintain its status as a reporting issuer in good standing and not in default within the meaning of the Securities Act (Ontario) and other applicable Canadian Securities Laws, and to maintain the listing of the Inmet common shares on the Toronto Stock Exchange, until Leucadia ceases to own, directly or indirectly, at least 5% of the Inmet common shares.  (Nothing in this Section shall prohibit Inmet from entering into a merger, reorganization, or other transaction which has been approved by the Inmet Board in the exercise of its fiduciary duties.)

5.2                    Tax Status

For as long as Leucadia or an Affiliate is a shareholder of Inmet, if Inmet becomes aware that it is a PFIC or a CFC, Inmet shall promptly notify Leucadia. Inmet shall provide all information reasonably requested by Leucadia from time to time in order to determine whether Inmet is a PFIC or a CFC.

ARTICLE 6 - INDEMNIFICATION

6.1                    Indemnity of Leucadia

Subject to the limitations set out in Sections 6.4 and 6.5, Leucadia shall indemnify and save harmless the Purchaser Parties from and against all Losses directly or indirectly suffered by either of them resulting from any breach of any covenant of Leucadia contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Sections 3.1 at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder provided that the claim for indemnification is asserted by written notice during such period.

6.2                    Purchaser Parties’ Indemnities

Subject to the limitations set out in Sections 6.4 and 6.6, each of the Purchaser Parties shall jointly and severally indemnify and save harmless Leucadia from and against all Losses directly or indirectly suffered by it resulting from any breach of any covenant of the Purchaser Parties contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.2 at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder, provided that the claim for indemnification is asserted by written notice during such period.

6.3                    Commissions

Leucadia shall indemnify and save harmless the Purchaser Parties from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Leucadia Note where such Person purports to act or has acted for Leucadia in connection with the sale of the Leucadia Note.  The Purchaser Parties shall indemnify and save harmless Leucadia from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Leucadia Note, where such Person purports to act or has acted for either of the Purchaser Parties in connection with the sale of the Leucadia Note.

6.4                    Exclusive Remedies

Following the Closing, the rights of indemnification set out in this Article 6 and Section 4.5 shall be the sole and exclusive remedies of the Parties under or in connection with this Agreement and shall be exclusive of all other remedies to which such parties would otherwise be entitled at law or in equity.  (For greater certainty, only the remedies set out in Article 4 and Article 7  will be available, to the extent they apply, if the Closing does not occur.)

6.5                    Limitation of Liability of Leucadia

(1)        Leucadia shall not have any liability in respect of any Claim made by the Purchaser Parties arising out of any breach of any covenant of Leucadia contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Sections 3.1 or any Claim for indemnification hereunder unless and until the liability of Leucadia in respect of that Claim, when aggregated with the liability of Leucadia in respect of all other such Claims exceeds $2,000,000, in which event Leucadia shall be liable for the full amount of such Claims.

(2)        The aggregate liability of Leucadia in respect of all Claims under this Agreement shall not in any circumstances exceed $20,000,000.

6.6                    Limitation of Liability of the Purchaser Parties

(1)        Neither of the Purchaser Parties shall have any liability in respect of any Claim made by Leucadia arising out of any breach of any covenant of the Purchaser Parties contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.2 or any Claim for indemnification hereunder unless and until the liability of the Purchaser Parties in respect of that Claim, when aggregated with the liability of the Purchaser Parties in respect of all other such Claims, exceeds $2,000,000, in which event the Purchaser Parties shall be liable for the full amount of such Claims.

(2)        The aggregate liability of the Purchaser Parties in respect of all Claims under this Agreement shall not in any circumstances exceed $20,000,000.

6.7                    Notice of and Defence of Third Party Claims

(1)        If an Indemnified Party receives written notice of the commencement or assertion of any Third Party Claim in respect of which the Indemnified Party believes the Indemnifying Party has liability under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) days after receipt of the initial notice of such Third Party Claim, unless a shorter procedural period applies in respect of such Third Party Claim, in which case notice shall be given before the expiry of one half of such period.  To the extent reasonable and practical given the information readily available to the Indemnified Party, such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to the Indemnified Party’s rights) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in respect thereof, provided that the failure to give such notice within such time period shall not reduce the Indemnified Party’s rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure.

(2)        The Indemnifying Party shall have the right, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel, provided that the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim: (i) alleging any criminal or quasi-criminal wrongdoing (including fraud), (ii) which impugns the reputation of the Indemnified Party or (iii) where the Third Party making the Third Party Claim is a Governmental Body.

(3)        Prior to settling or compromising any Third Party Claim in respect of which the Indemnifying Party has the right to assume the defence, the Indemnifying Party shall obtain the consent of the Indemnified Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnified Party.  In addition, the Indemnified Party shall be entitled to participate in (but not control) the defence of any Third Party Claim (and in so doing may retain its own counsel) at the cost and expense of the Indemnified Party.  If the Indemnified Party does not consent to a settlement or compromise in respect of a Third Party Claim proposed by the Indemnifying Party, and the Losses in respect of such Third Party Claim, as determined by a final, non-appealable order or judgment, exceed the amount of Losses under the proposed settlement or compromise (the “Settlement Amount”), then the indemnification to which the Indemnified Party is entitled under this Article 6 in respect of such Third Party Claim shall equal the Settlement Amount.

(4)        With respect to any Third Party Claim in respect of which the Indemnified Party has given notice to the Indemnifying Party pursuant to this Section 6.7 and in respect of which the Indemnifying Party is not entitled to assume the defence or has not elected to do so, the Indemnifying Party may participate in (but not control) such defence assisted by counsel of its own choosing at the Indemnifying Party’s sole cost and expense and, prior to settling or compromising any such Third Party Claim, the Indemnified Party shall obtain the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnifying Party.

(5)        At their own cost and expense, the Indemnifying Party and Indemnified Parties shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Party defending such Third Party Claim.

(6)        If the Indemnifying Party elects to assume the defence of any Third Party Claim as provided in Section 6.7(2) and fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifying Party has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, that prior to settling or compromising any such Third Party Claim, the Indemnified Party shall have obtained the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld  or delayed by the Indemnifying Party.

(7)        Upon making a full Loss Payment, the Indemnifying Party shall, subject to the rights of any insurers and to the extent of such Loss Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the Loss Payment relates.

(8)        Any Person providing indemnification pursuant to the provisions of this Article 6 is referred to herein as an “Indemnifying Party”, and any Person entitled to be indemnified pursuant to the provisions of this Article 6 is referred to herein as an “Indemnified Party”.

6.8                   Calculation of Damages

The Losses suffered by any Party hereto shall be calculated after giving effect to the receipt by the Indemnified Party of any recoveries from third parties, including insurance recoveries (it being understood and agreed that the Indemnified Parties shall not be required to seek insurance recoveries in respect of Losses to be indemnified hereunder), and shall take into account any Tax effects.  In the event any insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of a Loss Payment hereunder in respect of the Claims to which such insurance proceeds relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such Loss Payment.

6.9                   Mitigation

Leucadia and the Purchaser Parties shall cooperate with each other with respect to resolving any Claim or Loss with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such Claim or Loss.

6.10                 No Duplication

Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 6 shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Losses.

6.11                 Tax Treatment of Indemnity Payments

Leucadia and the Purchaser Parties agree to treat any indemnity payment made pursuant to this Article 6 as an adjustment to the purchase price for all income tax purposes.

ARTICLE 7 - GENERAL

7.1                   Public Announcements and Confidential Information

(1)        No public announcement or press release concerning the sale and purchase of the Leucadia Note shall be made by any of Leucadia or the Purchaser Parties except as may be required by Applicable Law or the rules of any stock exchange on which their respective shares are listed.  Each Party Group will advise and consult with the other prior to any such required announcement or disclosure.

(2)        Leucadia shall, and shall procure that each Member of the Leucadia Group shall, keep all Confidential Information confidential and will not, without the prior written consent of Inmet (subject to Section 7.1(3)), disclose in any manner, in whole or in part, or use, directly or indirectly, any Confidential Information for any purpose except in connection with the transactions contemplated by this Agreement. Leucadia shall advise the shareholders, directors, officer, employees, agents, advisors and other representatives of the Members of the Leucadia Group who possess Confidential Information of the obligation to keep such Confidential Information confidential.

(3)        Leucadia may disclose Confidential Information if required by Applicable Law or requested by legal process or regulatory authority to do so.  If Leucadia is required by Applicable Law or requested by legal process or regulatory authority to disclose any Confidential Information, it will give prompt notice to Inmet of that fact so that Inmet may seek a protective order or other remedy or waive compliance with this Agreement and, further, such Party will co-operate in any efforts to obtain a protective order or other remedy at the expense of the Party or Parties such protective order or remedy.  If a protective order or other remedy is not obtained or compliance with this Agreement is waived, such Party will disclose only that portion of the Confidential Information which is required or requested.

(4)        Each of Leucadia and the Purchaser Parties acknowledges that the other Party Group may not have an adequate remedy at law for damages and would be irreparably harmed if the covenants contained in this Section 7.1 are not performed.  Accordingly, the Parties agree that, in addition to any other remedies they may have in law or equity, the other Party Group is entitled to injunctive relief to prevent breaches of, and to specifically enforce, this Section 7.1.

7.2                    Information for Reporting Requirements

Following the Closing Inmet shall use reasonable commercial effects to provide any information with respect to Inmet that may be reasonably required by Leucadia to enable it to comply with the accounting and disclosure requirements of the SEC as in effect from time to time, which information shall be provided to Leucadia promptly upon request therefor (such information shall be provided without charge if it is information prepared by Inmet in the ordinary course, and at Leucadia’s cost, if such information is not normally prepared by Inmet, including reasonable compensation for management time).  Inmet will advise Leucadia prior to taking any changes to its capitalization which reasonably could be expected to raise Leucadia’s interest in Inmet to 20% or more (or such lower percentage such that Leucadia would be required to provide information as to Inmet in order for Leucadia to be in compliance with the SEC requirements under Applicable Law at the relevant time), and, prior to effecting or agreeing to effect any such changes to Inmet’s capitalization, Inmet will permit Leucadia to reduce its interest in Inmet below the relevant threshold or, to the extent such reduction is not possible at the relevant time, delay the proposed change in Inmet’s capitalization until such time as the reduction of Leucadia’s interest can be completed.

7.3                    Further Assurances

Each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may,

either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.4                    Time of the Essence

Time shall be of the essence of this Agreement.

7.5                    Dispute Resolution

When any dispute arises, management of each of the Parties shall meet and confer in a good faith effort to resolve the same.  If the dispute cannot be resolved within two weeks, the Chief Executive Officer of each of the Parties shall meet and confer in a good faith effort to resolve the dispute.  If the dispute cannot be resolved within two weeks from the time it is referred to the Chief Executive Officers, the Parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation or some other dispute resolution procedure.

7.6                    Fees and Expenses

Each of the Parties shall pay their respective legal, accounting and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

7.7                    Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

7.8                    Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.  To the extent permitted by Applicable Law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

7.9                    Entire Agreement

This Agreement, together with the Transaction Documents and the Registration Rights Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

7.10                  Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.11                  Assignment

This Agreement may not be assigned by a Party without the written consent of the other Parties, except to an Affiliate of the assigning Party, provided that such Affiliate enters into a written agreement with the other Parties to be bound by the provisions of this Agreement in all respects and to the same extent as the assigning Party is bound and provided that the assigning Party shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.  Notwithstanding the foregoing, Inmet shall not be relieved of its obligation to issue the Inmet Consideration Shares following any permitted assignment by Inmet hereunder.

7.12                  Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by facsimile addressed to the recipient as follows:

To Leucadia:

Leucadia National Corporation
315 Park Avenue South
New York, New York, 10010

Attention:        President
Facsimile:        (212) 598-3245

with a copy to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York  10153

Attention:        Andrea A. Bernstein
Facsimile:        (212) 310-8007

To Inmet or to IFC:

(c/o) Inmet Mining Corporation
330 Bay Street, Suite 1000
Toronto, Ontario
M5H 2S8

Attention:        Steve Astritis
       Vice-President, General Counsel
Facsimile:        (416) 368-4692

with a copy to:

Torys LLP
Suite 3000
79 Wellington Street West
Toronto, Ontario
M5K 1N2

Attention:        Chris Fowles
Facsimile:        (416) 865-7380

or to such other address, individual or facsimile number as may be designated by notice given by one Party to another.  Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours.

7.13                  Guarantee by Inmet

Inmet unconditionally and irrevocably guarantees the purchase of the Leucadia Note contemplated by Section 2.1.

7.14                  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.15                  Attornment

The federal courts sitting in New York County shall have jurisdiction to entertain any action arising under this Agreement and each of the Parties to this Agreement hereby attorns to the jurisdiction of the federal courts sitting in New York County.

7.16                  Counterparts and Faxed Signatures

This Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same Agreement.  Counterparts may be executed in faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties, provided, however, that any Party providing its signature in such a manner shall promptly forward to the other Parties an original of the signed signature page of this Agreement which was so faxed.

IN WITNESS WHEREOF the parties have executed this Agreement.

INMET MINING CORPORATION

Per:	“Steve Astritis”
Steve Astritis, Vice-President, General Counsel and Secretary

LEUCADIA NATIONAL CORPORATION

Per:	“Thomas E. Mara”
Thomas E. Mara, Executive Vice-President

INMET FINANCE COMPANY SARL

Per:	“Sunny Lowe”
Sunny Lowe, Director